UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2013

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE
ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of New Directors

On June 19, 2013, the Board of Directors (the “Board”) of Green Mountain Coffee Roasters, Inc. (the “Company”) increased the number of directors of the Company from ten to thirteen and appointed John D. Hayes, Susan Saltzbart Kilsby and Robert A. Steele, each to serve as a director of the Company.  Effective immediately, Mr. Steele became a Class I Director with a term that expires at the Company’s 2015 Annual Meeting where he will stand for election by stockholders.  Mr. Steele now serves on the Audit and Finance and Compensation and Organizational Development Committees.  Effective July 1, 2013, Ms. Kilsby will become a Class II Director with a term that expires at the Company’s 2016 Annual Meeting where she will stand for election by stockholders.  Ms. Kilsby will serve on the Audit and Finance and Governance and Nominating Committees.  Effective July 1, 2013, Mr. Hayes will become a Class III Director with a term that expires at the Company’s 2014 Annual Meeting where he will stand for election by stockholders.  Mr. Hayes will serve on the Compensation and Organizational Development and Corporate Social Responsibility Committees.  A copy of the press release containing the announcement of Messrs. Hayes and Steele and Ms. Kilsby’s appointment is attached as Exhibit 99.1.

Messrs. Hayes and Steele and Ms. Kilsby will each participate in the standard compensation plan for non-employee directors, including a pro-rata portion of the Director’s annual retainer and equity grant of options and restricted stock units, as described in the Company’s proxy statement filed with the Securities and Exchange Commission. There is no arrangement or understanding pursuant to which any of Messrs. Hayes and Steele or Ms. Kilsby were elected as a director, and there are no related party transactions between the Company and any of Messrs. Hayes and Steele or Ms. Kilsby that would require disclosure under Item 404(a) of Regulation S-K.

(b)          Retirement of Directors

On June 19, 2013, Robert P. Stiller provided notice to the Company of his retirement from the Board, effective immediately.  Mr. Stiller served on no Board Committees at the time of his retirement. Mr. Stiller founded the Company in 1981 and served as its President and Chief Executive Officer until 2007.  He also served as Chairman of the Board from May 2007 through May 2012 and since has served as a Director.  Mr. Stiller confirmed that his retirement was for personal reasons and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Stiller’s retirement, Mr. Stiller and the Company entered into a letter agreement, dated June 19, 2013 (the “Consulting Agreement”), pursuant to which Mr. Stiller will make himself available for a period of one year following his retirement to provide advisory services and general advice to the Company relating to its corporate social responsibility mission and business innovation strategy.  Mr. Stiller will be paid $50,000 per year, pro rated for any fraction of a year that Mr. Stiller makes himself available, plus reimbursement for any reasonable out-of-pocket expenses, in consideration for his consulting services. This summary is qualified in its entirety by the terms of the Consulting Agreement.

A copy of the press release announcing Mr. Stiller’s retirement is attached hereto as Exhibit 99.1.

Also, on June 19, 2013, Lawrence J. Blanford provided notice to the Company of his retirement from the Board, effective June 21, 2013.  Mr. Blanford will serve on no Board Committees at the time of his retirement. Mr. Blanford served as the Company’s President and Chief Executive Officer until December 2012. Mr. Blanford confirmed that his retirement was for personal reasons and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Blanford’s retirement, Mr. Blanford and the Company entered into a letter agreement, dated June 19, 2013 (the “Consulting Agreement”), pursuant to which Mr. Blanford will make himself available until December 31, 2013 to provide general advisory services to the Company.  Mr. Blanford will be paid $50,000 per year that Mr. Blanford makes himself available, plus reimbursement for any reasonable out-of-pocket expenses, in consideration for his consulting services. This summary is qualified in its entirety by the terms of the Consulting Agreement.

A copy of the press release announcing Mr. Blanford’s retirement is attached hereto as Exhibit 99.1.

In response to Messrs. Hayes and Steele and Ms. Kilsby’s appointments and Messrs. Stiller and Blanford’s retirement, the Board size is amended to eleven members.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1

Press release issued on June 20, 2013 announcing the appointment of John Hayes, Susan Saltzbart Kilsby and Robert Steele to the Board of Directors and the retirement of Robert Stiller and Lawrence Blanford from the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Brian P. Kelley
Brian P. Kelley
President and Chief Executive Officer

Date: June 20, 2013

Index to Exhibits

Exhibit No.	Description

99.1

Press release issued on June 20, 2013 announcing the appointment of John Hayes, Susan Saltzbart Kilsby and Robert Steele to the Board of Directors and the retirement of Robert Stiller and Lawrence Blanford from the Board of Directors.